Exhibit 6.5

I, Garrett Oberle, hereby tender my resignation as a member of the Board of Directors of Xtreme Companies, Inc., a Nevada Corporation, to take effect October 1st, 2003.

Dated this September 26th, 2003.


/s/ Garrett Oberle
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Garrett Oberle, Independent Director